AGREEMENT

      This Agreement is entered into this 19th day of August, 1999, by and between JD AMERICAN WORKWEAR, INC., a Delaware corporation (called "JDI") and PATINA CORPORATION, a Florida corporation (called "PC") and its Shareholders ("Shareholder").

      In consideration of the mutual benefits to be derived and the mutual agreements contained herein, JDI and PC approve and adopt this agreement and mutually covenant and agree with each other as follows:

1.    Shares To Be Transferred and Shares To Be Issued.

1.1 On the closing date PC shall cause to be transferred to JDI certificates for the number of shares of PC's common and preferred stock specified on
      Schedule 1, which in the aggregate shall represent all of the issued and outstanding shares of PC's common and preferred stock. These certificates shall be duly endorsed in blank by the applicable shareholders of PC or accompanied by duly executed stock powers in blank with signatures guaranteed by a bank or trust company.

1.2 In exchange for PC's stock being transferred pursuant to subparagraph 1.1, JDI shall on the ratification date, and contemporaneously with the transfer of PC's common and preferred stock to it by shareholders, issue and deliver to the shareholders the number of shares of JDI's common and preferred stock specified on Schedule 1.

2.    Representations and Warranties of PC.

2.1 Ownership of Stock. Shareholders are the record and beneficial owners and holders of the number of fully paid and non-assessable shares of PC's common stock listed in schedule 1 as of this date and will continue to own these shares of PC's common stock until delivery to JDI on the ratification date, and all shares of PC common stock are or will be on the closing date owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability. The shareholders will on the closing date have full power and authority to assign and transfer their shares of PC in accordance with these terms.

2.2   Organization and Authority.

      a. PC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes qualification necessary. The authorized stock of PC consisting of 10,000,000 shares of common stock, of which 10,000,000 shares are issued and outstanding, and consisting of 5,000,000 authorized shares of preferred stock, of which no shares are currently issued and outstanding.

      b. The outstanding common and preferred shares of PC are legally and validly issued, fully paid and non-assessable.

      c. The execution and delivery of this agreement does not, and, the consummation of the transaction contemplated will not violate any provision of PC's certificate of incorporation or bylaws, or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which PC is a party or by which it or any of them is bound and will not violate any other restriction of any kind or character to which it or any of them is subject.

      d. Except for this agreement, or by mutual understanding of the parties, there are no outstanding options, contracts, calls, commitments or demands of any character relating to authorized or issued stock of PC.

2.3   Financials.

      a. True copies of the opening balance sheet as of the day prior to closing will be provided. All of the financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of PC as of its respective dates, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis. These financial statements will be audited and paid for by PC and acceptable to JDI auditors and the Securities and Exchange Commission and stock listing agencies.

      b. PC has good and marketable title to all of its assets, business and properties, including, without limitation, all properties reflected in the balance sheet.

      c. All currently used property and assets of PC, or in which it has an interest or which are in its in possession, are substantially in good operating condition and repair subject only to ordinary wear and tear.

2.4 Changes Since Specified Date. Since the date of the financial statement there has not been:

      a. Any material adverse change in the financial condition or business operation of PC.

      b. Any change in the compensation pattern of PC, nor any material increase in the compensation payable or to become payable to any of their officers, directors, employees or agents, except as disclosed to JDI in writing;

      c. Any labor dispute or disturbance, litigation, event or condition of any character, which materially adversely affects the business or future prospects of PC;

      d. The issuance of additional shares of stock or other securities by PC, except those known by JDI

      e. Any distribution of assets, by way of dividends or purchase or otherwise by PC;

      f. Any borrowings from financial institutions except for those known by JDI;

      g. Any sale, transfer or other disposition of assets of PC, except in the normal course of business.

2.5   Liabilities.

      a. There are no liabilities of PC, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of PC, their agents or servants which are not disclosed by or reflected in the financial statements. There are no liabilities of PC which have arisen or relate to any transaction of PC, their agents or servants, other than normal liabilities incurred in the normal conduct of PC's business. As of this date there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except in the normal course of PC's business.

      b. All federal, state, county and local income, ad valorem, excise, sales, use, gross receipts and other taxes and assessments which are due and payable have been duly reported, fully paid and discharged as reported by PC, and there are no unpaid taxes which are or could become a lien on the properties and assets of PC, except as provided for in the financial statements, or have been incurred in the normal course of PC's business. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

      c. All parties with whom PC has contractual arrangements are in substantial compliance with those arrangements. PC is not in default in any material respect under any contracts to which any of them is a party.

      d. All corporate acts required of PC have been taken and all reports and returns required to be filed by them with any governmental agency have been filed. PC is in substantial compliance with all, and has no notice of any claimed violation of any, applicable federal, state, county and local laws, ordinances or regulations, including those applicable to discrimination in employment, pollution and safety except as disclosed in Exhibit A.

      e. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending or outstanding against or involving PC, or any of their assets, properties, or business, nor does PC know, or have reasonable grounds to know, of any basis for any proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions.

      f. PC has no contract with any governmental body which is subject to renegotiation.

      g. The past and anticipated future operations of PC do not infringe or violate any patents, patent rights, trademarks, trade names, copyrights and/or licenses of others.

      h. To the knowledge of the officers of PC, there is no event, condition or trend of any character which might materially and adversely affect the financial condition, business, properties or assets of PC.

      i. The assets of PC are adequately insured and all policies of insurance carried by PC are in full force and all premiums are paid to date.

      j. Neither PC nor Shareholder has engaged, consented to or authorized any broker, investment banker or third party to act on its behalf directly as broker or finder in connection with the transactions contemplated by this agreement.

      k. There are no inquiries, investigations or pending claims or litigation challenging or threatening to challenge PC's right, title and interest with respect to their continued use, or right to preclude others from using, any patent, patent application, invention, discovery, trademark, trade name or copyright of PC.

      l. PC has not granted any license or made any assignment of any of their patents, patent applications, invention discoveries, trademarks, trade names or copyrights, nor do they pay any royalties or other consideration for the right to use any patent, patent right, trademark, trade name or copyright of others.

      m. To the knowledge of the officers of PC, PC is not a party to or bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of PC.

2.6. Accuracy of All Statements Made by PC. No representation or warranty by PC or Shareholder in this agreement, nor any statement, certificate, schedule or exhibit furnished or to be furnished by or on behalf of PC pursuant to this agreement, nor any document or certificate delivered to JDI pursuant to this agreement or in connection with actions contemplated, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained not misleading.

3. Representations and Warranties of JDI. JDI represents and warrants as follows:

3.1 Organization and Good Standing. JDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Performance of This Agreement. The execution and performance of this agreement and the issuance of stock contemplated will be ratified by the shareholders and accepted by the board of directors of JDI.

3.3 Legality of Shares To Be Issued. The shares of JDI's common stock to be delivered pursuant to this agreement, when delivered, will have been duly and validly authorized and issued by JDI and will be fully paid and non-assessable. The shares of JDI's common stock to be issued will have been listed for trading on OTC Bulletin Board. The shares of JDI's preferred shares to be delivered pursuant to this agreement, when delivered will have been duly and validly authorized and issued by JDI and will be fully paid and non-assessable. JDI will have authorized, by shareholder vote, 20,000,000 common shares, all of one class and a minimum of 1,000,000 blank check preferred shares. Any required filing with any regulatory agency will be undertaken immediately after approval by the shareholders.

3.4 No Covenant as to Tax Consequences. It is expressly understood and agreed that neither JDI nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by this agreement or the tax consequences of any action pursuant to or growing out of this agreement.

3.5 Disclosure. No representation or warranty by JDI in this Agreement, nor any document, written information, statement or certificate furnished or to be furnished by JDI to PC pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. JDI's Form 10-K for the year ended February 28, 1999, and its Form 10-Q for the quarters ending May 31, 1998, August 31, 1998, and November 30, 1998, copies of which have been furnished to PC and its shareholders, are materially true and correct as of the date of the filing and do not fail to state any material fact with respect to JDI which is required to be stated under the rules of the Securities and Exchange Commission. Since the date the Form 10-Q and Form 10-K referred to above were filed, there have been no material changes in the information contained in JDI's Form 10-K or Form 10-Q or in material facts which would have been included in JDI's Form 10-Q or Form 10-K if the facts would have existed or been known by JDI on the date of filing, and which have not been disclosed by JDI in other public filings made with the Securities and Exchange commission since the dates the Form 10-K and Form 10-Q referred to above were filed.

3.6 Brokers. In the event JDI has engaged or otherwise used the services of any broker or finder in connection with the Agreement or the transactions contemplated hereby, then JDI agrees to indemnify and hold harmless PC from and against any liability for any fee, compensation, commission or expense (including attorneys' fees) arising out of any claim by any person acting or claiming to act on behalf of JDI for fees, compensation, commission or expense with respect to the Agreement or the transactions contemplated hereby.

4.    Covenants of PC. PC covenants and agrees as follows:

4.1 Documents To Be Furnished. PC will furnish to JDI, no later than September 5, 1999, the following documents, lists and schedules certified by a principal officer of PC as being accurate and complete:

      a. A list of the states of incorporation and states qualified to do business of PC;

      b. A list of the authorized and outstanding securities of PC;

      c. A list of the officers, directors and shareholders of PC;

      d. Copies of the articles of incorporation and bylaws currently in effect of PC;

      e. A list of the legal descriptions of all real property owned of record or beneficially, or held under lease, or option, or similar agreements by PC;

      f. Copies of all surveys and policies of title insurance relating to real property owned by PC;

      g. Copies of all leases to which PC is a party;

      h. Copies of all contracts, agreements or commitments of PC, whether involving purchases, sales or otherwise, which expire more than one year from the date of this agreement or which involve an amount or value in excess of $5,000;

      i. Copies of all collective bargaining or other union contracts to which PC is a party;

      j. Copies of all employment contracts to which PC or any of its subsidiaries is a party;

      k. Copies of all pension, retirement and profit sharing plans to which PC is a party;

      l. A list of all fringe benefit plans and programs applying to employees of PC, including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans and the approximate annual cost of each;

      m. A list of all employees of PC whose total remuneration, via contract for each calendar year, will exceed $100,000;

      n. Copies of all financing or loan agreements, mortgages or similar agreements to which PC is a party;

      o. A list of all PC's bank accounts, brokerage accounts, safety deposit boxes, with the authorized signers indicated;

      p. A list of each insurance policy owned by PC, with the name of the insurance carrier, the policy number, a brief description of the coverage, the annual premium, the corporate owner and any claims pending;

      q. Proof of filing of designation of preferred shares issued in any capital raise

5. Actions Prior to Ratification. From and after the date of this agreement and until the closing date:

      a. JDI and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of PC, and PC shall furnish or cause to be furnished to JDI and its authorized representatives all information with respect to its affairs and business of PC as JDI may reasonably request.

      b. Except with the prior written consent of JDI, PC shall carry on their business diligently and substantially in the same manner as before.

      c. Without the prior written consent of JDI, PC will not grant any general or uniform increase in the rates of pay of its employees, nor grant any general or uniform increase in the benefits under any pension plan or other contract or commitment, nor increase the compensation payable or to become payable to officers or key salaried employees, insurance, pension or other benefit plan, payment or arrangement made to, for or with any of the officers, key salaried employees or agents.

      d. PC shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with PC's business practices without the prior written consent of JDI.

      e. PC shall not create any indebtedness other than that incurred in the usual and ordinary course of business, that incurred pursuant to existing contracts disclosed in the exhibits submitted, and that reasonably incurred in doing the acts and things contemplated by this agreement.

      f. PC shall maintain current insurance and any additional insurance in effect as may be reasonably required by increased business and risks; and all property shall be used, operated, maintained and repaired in a normal business manner.

      g. PC shall use their best efforts (without making any commitments on behalf of JDI) to preserve their business organization intact, to keep available to JDI the present key officers and employees of PC, and to preserve for JDI the present relationships of PC with their suppliers and customers and others having business relations with them.

      h. PC shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment or obligation of PC. i. PC shall duly comply with all applicable laws as may be required for the valid and effective transfer of property, assets and business contemplated by this agreement, except that JDI waives compliance with the provisions of any bulk sales act.

      j. PC shall not sell or dispose of any property or assets except products sold in the ordinary course of business.

      k. PC shall promptly notify JDI of any lawsuits, claims, proceedings or investigations that may be threatened, brought, asserted or commenced against them, their officers or directors involving in any way the business, properties or assets of PC.

      l. PC will provide JDI with interim monthly financial statements and any other management reports as and when they are available.

6. Conditions Precedent to JDI's Obligations. Each and every obligation of JDI to be performed on the closing date shall be subject to the prior satisfaction of the following conditions:

6.1 Truth of Representations and Warranties. The representations and warranties made by Shareholder in this agreement or given on its behalf, shall be substantially accurate in all material respects on and as of the closing date with the same effect as though the representations and warranties had been made or given on and as of the closing date.

6.2 Compliance With Covenants. Shareholder shall have performed and complied with all its obligations under this agreement which are to be performed or complied with by it prior to or on the closing date including the delivery of its documents specified in subparagraph 4.1 and the closing documents specified in subparagraph 12.2.

6.3 Absence of Suit. No suit or proceeding shall be threatened or pending in which it will be or it is sought, by anyone, to restrain, prohibit, challenge or obtain damages or other relief in connection with this agreement or the consummation of the transactions contemplated, or in connection with any material claim against PC.

6.4 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change which materially impairs the ability of PC to conduct its business or the earning power on the same basis as in the past.

6.5 Accuracy of Financial Statements. JDI and its representatives shall be satisfied as to the substantial accuracy of all balance sheets, statements of income and other financial statements of PC furnished to JDI.

6.6 Approval of JDI's Board of Directors. This agreement shall have been ratified by the shareholders of JDI and approved by the JDI Board of Directors immediately following ratification.

6.7 Listing of Shares. The shares of JDI's common stock to be issued pursuant to this agreement shall have been duly listed, or listed subject to official notice of issuance, upon the OTC Bulletin Board.

6.8   Time Limit on Ratification. Closing shall take place by September 15,
      1999.

6.9 Legal Opinion. JDI shall have received an opinion of counsel for PC referred to in subparagraph 12.2(f).

7. Conditions Precedent to PC's Obligations. Each and every obligation of PC to be performed on the closing date shall be subject to the prior satisfaction of the following conditions:

7.1 Listing of Shares. The JDI's common stock to be delivered shall have been listed, or listed subject to official notice of issuance upon the OTC Bulletin Board. Any additional shares issued and the required name change will be noticed, immediately after closing to the OTCBB.

7.2 Truth of Representations and Warranties. JDI's representations and warranties contained in this agreement shall be true at and as of the closing date as though the representations and warranties were made at and as of the transfer date.

7.3 JDI's Compliance With Covenants. JDI shall have performed and complied with its obligations under this agreement which are to be performed or complied with by it prior to or on the closing date.

7.4 Limitation on Survival and Effect of Certain Warranties, Representations and Covenants. All statements contained in any certificate, instrument or document delivered by or on behalf of any of the parties pursuant to this agreement and the transactions contemplated shall be deemed representations and warranties by the respective parties.

7.5. PC's Obligations. The representations and warranties and covenants of Shareholder contained in this agreement shall survive the closing date, and any investigation made by JDI or its agents, and all representations, warranties and covenants surviving shall be deemed joint and several. The conveyance of the common shares by Shareholder will be deemed to be acceptance of all representations, warranties and covenants contained herein, on there behalf.

7.6. JDI's Obligations. The representations, warranties and covenants of JDI contained in this agreement shall survive the closing date.

8.    Indemnification.

8.1 Requirement of Indemnification. PC shall indemnify JDI for any loss, cost, expense or other damage suffered by JDI resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by shareholders. Without limiting the generality of the above, JDI shall be deemed to suffer loss, costs, expense or other damage if PC suffers loss, costs, expense or other damage.

8.2 Notice. JDI shall assert any right to indemnification by furnishing Norman Birmingham, or any other person as may be designated in writing by shareholders, with a written notice and list of charges detailed by item showing the nature of any breach of any representation, warranty or covenant, date of payment or assertion of claim, summary of settlement or litigation procedures, and the amount of the loss, cost or expense. If the right to indemnification is based on a claim of a third party, JDI shall give the notice within 60 days after JDI has notice of any claim and shareholders shall have the right to contest any such claim by a third party but all expenses of the contest shall be borne by shareholders.

8.3 Resolution of Claim. Except in the event that the claim for indemnification is based upon a claim of a third party and shareholders shall have notified JDI as provided in paragraph 8.2 that they will contest the claim, unless shareholders object to the determination or computation of the total amount of the indemnification shown on the written notice specified in subparagraph 8.2 within 60 days after receipt, the total amount of indemnification shown by notice shall be paid by shareholders to JDI. If shareholders object to the determination contained in the written notice specified in subparagraph 8.2 within 60 days after receipt, they shall have the right to submit any claim for indemnification not brought by a third party to the American Arbitration Association for binding arbitration in accordance with its rules, and the expenses of the American Arbitration Association shall be borne equally by the parties.

8.4 Time Limit on Indemnification. No claim for indemnification may be asserted by JDI after 90 days of notice of claim by a third party.

8.5 Amount Limit on Indemnification. Notwithstanding any other provision to the contrary, shareholders shall not be charged with any loss, cost or expense which in the aggregate does not exceed $ 5,000.

9. Employment Agreements, Consulting Agreements and Non-Compete Agreements. The active shareholders and/or other key employees shall enter into either an employment or consulting agreement with PC, subject to satisfaction in form and substance to the post closing JDI Board of Directors. Further, non-competition agreements shall be entered into by the key employees, for period not to exceed two (2) years. The key employees of JDI will be required to enter into contracts equivalent in form and substance to those of PC.

10. Securities Act Provisions.

10.1 Restrictions on Disposition of Shares. Shareholders covenant and warrant that the shares of common stock of JDI to be received by them pursuant to this agreement are being acquired for their own account and for investment and not with the present view toward sale or distribution and will not be disposed of except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) any other transaction which, in the opinion of counsel acceptable to JDI, is exempt from registration under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. In order to effectuate the covenants of this subparagraph 10.1, an appropriate endorsement will be placed on the certificates for shares of common stock of JDI delivered to shareholders pursuant to this agreement and such instructions shall be placed with the transfer agent for the securities.

10.2 Evidence of Compliance With Private Offering Exemption. Shareholder agree to supply JDI with evidence of the financial sophistication of the shareholder, or evidence of appointment of a sophisticated investment representative, and any other items which counsel for JDI may require in order to evidence the private offering character of the distribution of shares made pursuant to this agreement.

10.3 Notice of Limitation on Distribution. Each shareholder is aware that the shares distributed will not have been registered pursuant to the Securities Act of 1933, as amended; and, therefore, under current interpretations and applicable rules, he or she will probably have to retain the shares for a period of at least one year and at the expiration of the one year period sales may be confined to brokerage transactions of limited amounts requiring certain notification or filings with the Securities and Exchange Commission. The disposition of shares may be available only if JDI is current with all required with the Securities and Exchange Commission; and the shareholders are aware of Rule 144 issued by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the other limitations imposed on their disposition of JDI's shares.

10.4 Registration Rights on Form SB-2. If shareholder shall so request in writing,after the first anniversary of this agreement, JDI will, after request, proceed at its own expense to prepare and to file with the Securities and Exchange Commission ("SEC") as soon as reasonably practicable after receipt of the request one registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to all or part (as so requested) of the shares of common stock of JDI received by the shareholder, and will use its best efforts to cause the registration statement to become effective. JDI will, furthermore, at its own expense, use its best efforts to keep the registration statement current, in accordance with the rules and regulations of the SEC for the period ending upon a date two years subsequent to the closing date or 30 days after the effectiveness, whichever occurs later.

10.5 Piggyback Rights.. In the event JDI files a registration statement under the Securities Act of 1933, as amended, with respect to shares of its common stock, prior to two years after this the signing of this agreement, on a form appropriate for registering shareholders' common stock, JDI shall give written notice to shareholders prior to filing, and shareholders shall have the right to request to have included such shares of JDI's common stock as shall be specified in the request; provided, however, that the inclusion of the shares shall not interfere with JDI's registration of its shares and that in no event shall JDI be obligated (i) to file a registration statement at any time other than during the period ended August 20, 2000, or (ii) to keep the prospectus with respect to the stock current for more than 30 days after the effective date of the registration statement; and provided, further, that all shares sold pursuant to the registration statement are effected within the 30 day period. If shareholders do not make a request for registration within 20 days after receipt of notice from JDI, JDI shall have no obligation to include any shares of JDI's common stock owned by those shareholders in the registration statement.

11. Payment of Expenses. In the event of a registration under paragraph 10, shareholder shall pay and bear the direct selling fees, disbursements and expenses, including without limitation all underwriters' discounts, commissions and expenses, but no other cost of registration.

12.   Signing

12.1 Time and Place. The closing of this transaction ("closing") shall take place at the offices of JDI in Coventry, RI, on August 19, 1999, or at any other time and place as the parties shall agree upon. This date is referred to in this agreement as the "closing date." The closing on the date referenced above shall be subject to the approval of the shareholders as required under the corporate laws of the State of Delaware. JDI has reason to believe that the requisite votes for ratification are available. The annual meeting date is set for September 15, 1999. JDI, Patina Corp. and all subsidiaries of either will act in unison for the common good and as if the transaction has been ratified until such date.

12.2 Documents To Be Delivered by PC. At the closing, PC shall deliver to JDI the following documents:

      a. Certificates for 10,000,000 shares of PC's common stock in the manner and form required by subparagraph 1.1; and no shares of PC's preferred stock. These shares represent all of the issued and outstanding shares of PC.

      b. The minute book, stock transfer book, all books of account, records, contracts, and other documents of PC as JDI may in writing request;

      c. Written resignations effective on the closing date of all directors and officers of PC except those designated by agreement between JDI and PC;

      d. A general release, in form and substance satisfactory to JDI and its counsel, of all claims shareholders may have to the date of closing against any of PC and the directors, officers, agents and employees of PC except as may be expressed in written contract and expressly described and excepted in the release;

      e. Certificates signed by the shareholders that the representations and warranties made by the shareholders in this agreement are substantially accurate in all material respects on and as of the closing date with the same effect as though the representations and warranties had been made on or given on and as of the closing date and that shareholders have performed and complied with all their obligations under this agreement which are to be performed or complied with by or prior to or on the closing date;

      f. A written opinion from counsel for PC and shareholder stated as of the closing date addressed to JDI satisfactory in form and substance to JDI to the effect that:

            1.    Ownership of PC's common stock is as stated in subparagraph
                  2.1;

            2. The corporate existence and good standing, qualification of PC and authorized and issued stock of PC are as stated in subparagraph 2.2;

            3. This agreement has been duly executed and duly delivered by each shareholder and constitutes a legal, valid and binding obligation of each shareholder enforceable in accordance with its terms;

            4. Counsel has no knowledge of any of the proceedings as stated in subparagraph 2.5(e);

            5. To the best of counsel's knowledge PC is in compliance with all statutes, regulations, rules and executive orders of all government authority as stated in subparagraph 2.5(d); or

            6. To the best of counsel's knowledge shareholder representations and warranties in subparagraphs 2.5(h) and 2.5(l) are true and correct; and

      g. Certificates or letters from each shareholder evidencing the taking of shares in accordance with the provisions of paragraph 10 and their understanding of the restrictions;

      h. The balance sheet of PC as of the September 1, 1999 representing net assets with a fair market value of $3,500,000 with no known or contingent liabilities. The balance sheet shall be audited using generally accepted auditing standard and be prepared by an independent auditor chosen and paid for by PC, with the credentials for acceptance by the Securities and Exchange Commission and the current auditors of JDI.

      i. PC shall have been awarded or executed contracts with a face valueue of $10,000,000 with an estimated 20% profit EBITDA.

      j. PC shall have raised a minimum of $2,000,000 in new capital to sustain operations for the committed contracts and to provide JDI's newly formed subsidiary with one half of this amount or one half of all amounts in excess of $2,000,000 up to a total of $1,750,000. This capitalization must be escrowed by September 13, 1999 and accessible immediately following ratification of this contract by the JDI shareholders.

      k. Any other documents of transfer, certificates of authority, and other documents as JDI may reasonably request.

13. Documents To Be Delivered by JDI. At the closing JDI shall deliver to shareholders the following documents:

      a. Certificates for the number of shares of JDI's common stock as determined in subparagraph 1.2. These shares are to be registered in the name and denominations as shareholders may specify.

      b. A true copy of the filing showing the designation of preferred shares.

      c. A written opinion of counsel for JDI dated as of the closing date, addressed to the shareholders and satisfactory in form and substance to counsel for shareholders, to the effect that:

      d. JDI's corporate existence and good standing are as set forth in subparagraph 3.1;

      e. This agreement has been duly authorized, executed and delivered by JDI and is a valid and legally binding obligation of JDI enforceable in accordance with its terms; and

            1. JDI has taken the corporate action necessary to authorize the performance of the obligations imposed upon it by this agreement.

      f. A certified copy of the duly adopted resolutions of JDI's board of directors or executive committee authorizing or ratifying the execution, delivery and performance of this agreement and authorizing or ratifying the acts of its officers and employees in carrying out its terms and provisions.

      g. Concurrent with the closing of the transaction, JDI will cause its current assets, liabilities and business operations to become a newly formed, wholly owned subsidiary of the JDI parent. The Officers and Directors of the wholly owned subsidiary will remain as they were prior to the restructuring.

14. Disengagement. In the event this transaction must be unwound for any purpose, including but not limited to regulatory action, the inability to list the companies stock on a viable public exchange or actions of any parties making the continuation of the business combination nonviable, the parties will restore themselves to the relative positions on the date of closing. In the event that PC or its combined subsidiaries have not been awarded $25,000,000 in contracts by 2/28/00 or if funding of $2,500,000 has not taken place by 2/28/00, to the newly formed clothing subsidiary an orderly disengagement may take place by a majority vote in favor of disengagement by the parent company board of directors with Norman Birmingham and his nominees abstaining.

15. Post Ratification. The parties acknowledge that immediately after the closing, the Board of Directors shall have seven members consisting of:
      David DeBaene and two nominees of David DeBaene, Norman Birmingham and two nominees of Norman Birmingham, and Herbert Canapary or the nominee of Union Labor Life Insurance Co. (ULLICO). JDI will cause a new subsidiary to be incorporated and all of the current operational assets, liabilities and related equity will be organized as the opening balance sheet

      The Officers shall be Norman Birmingham as President, CFO Anthony P. Santucci, a Secretary nominated by the Board of Directors and a position of authority for David DeBaene, as desired.

      All officers and directors of the subsidiary companies shall remain as they were on the date of the signing of the letter of intent. The newly formed clothing subsidiary will carry with it as many officers and directors as desired by David DeBaene.

15.1 Law Governing. This agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State of Delaware.

15.2. Assignment. This agreement shall not be assigned by any party without the written consent of the others.

15.3. Amendment and Modification. JDI and shareholders may amend, modify and supplement this agreement in any manner as may be agreed upon by them in writing. In the event any requirement pertaining to SEC or NASDAQ OTCBB regulations or any securities laws of the State of Delaware or any term or condition stipulated in the binding letter of intent dated August 3, 1999 has been omitted such terms shall by added by amendment and attached hereto.

16. Termination and Abandonment. This agreement may be terminated and the transaction provided for by this agreement may be abandoned without liability on the part of any party to any other, at any time before the closing date:

      a. By mutual consent of JDI and PC

      b. By JDI:

            1. If any of the conditions provided for in paragraph 6 and 12 of this agreement have not been met and have not been waived in writing by JDI; or

      c. By PC:

            1. If any of the conditions provided for in paragraph 7 and 13 of this agreement have not been met and have not been waived in writing by PC.

            In the event of termination and abandonment by any party as provided above in this paragraph 16, written notice shall be given to the other party, and each party shall pay its own expenses incident to preparation for the consummation of this agreement and the transactions contemplated.

17. Notices. All notices, requests, demands and other communications shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

      a.    If to PC to:

            Norman Birmingham
            580 Village Blvd.
            Suite 160.
            West Palm Beach, Florida 33409

      or to such other person and place as shareholders shall have specified to JDI in writing; or

      b.    If to JDI, to:

            David DeBaene
            46 Old Flat River Rd
            Coventry, RI 02816

      or to such other person and place as JDI shall have specified to shareholders in writing.

18. Announcements. Any and all announcements concerning the transactions provided for in this agreement must be mutually agreed to by the parties.

19. Entire Agreement. This instrument embodies the entire agreement between the parties with respect to the transactions contemplated, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for.

20. Counterparts. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures are acceptable and valid.

21. Headings. The headings in the paragraphs of this agreement are inserted for convenience only and shall not constitute a part of the agreement.

22. Further Documents. JDI and PC agree to execute any and all other documents, and to take any other action or corporate proceedings which may be necessary or desirable to carry out the terms of this agreement.

      IN WITNESS OF, the parties have caused this agreement to be duly executed all as of the day and year first written above.


JD AMERICAN WORKWEAR, INC.                PATINA CORPORATION
a Delaware corporation                    a Florida corporation


By:______________________________         By:_________________________________
     David N DeBaene, President               Norman J. Birmingham, President

ATTEST:                                   ATTEST:

____________________________________      ____________________________________
Anthony P. Santucci, Secretary            Helen K. Fekete, Secretary

                                   Schedule 1

Shareholder                                              Patina           JDI
Of Preferred Shares with voting rights
Trustee, Veche Trust                                       1,534           1,534
M. C. Chillingworth                                          532             532
Trustee, X Trust                                             266             266
Trustee, Y Trust                                             266             266
Norman J. Birmingham                                         532             532
Jean O. Conway P.A                                            99              99
William Collins                                              100             100
                                                       ---------       ---------
Total                                                      3,329           3,329

Patina Corp. Earn Up Shares Common                     5,000,000       5,000,000
                                                       ---------       ---------

JDI sets aside 1,500,000 common shares for capital raising.

                           Amendment to the Agreement
                                     Between
                           JD American Workwear, Inc.
                                And Patina Corp.
                              Dated August 19, 1999

Section 2.1 will have the following statement added as the final sentence:

Shareholders are the record and beneficial owners and holders of the number fully paid and non-assessable shares of PC's preferred shares as listed in schedule 1. These preferred shareholders agree to the same terms and conditions as stipulated by the common shareholders in this paragraph 2.1.

Section 2.2 (a) is removed in its entirety and replaced with the following:

PC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes qualification necessary. The authorized stock, consisting of 10,000,000 common shares of which five million are issued and outstanding and held in escrow to fund the earn-up provisions of various employment agreements. Additional authorized stock consists of 5,000,000 shares of preferred stock, with 3,329 shares issued and outstanding. The preference stipulates a conversion privilege of 1,000 shares of common stock per share of preferred stock held. Each preferred share also contains voting privileges on as converted basis. The stated dividend is 6% per annum payable annually. The stated value of each outstanding preferred share is $1,000.

Section 12.2 (a) is removed in its entirety and replaced with the following:

Certificates for 5,000,000 shares of PC's common stock in the manner and form required by subparagraph 1.1; and 3,329 shares of PC's preferred stock. These shares represent all of the issued and outstanding shares of PC.

Section 12.2 (f) 1 is removed and replaced in its entirety with the following:

Ownership of PC's common and preferred stock is as is stated in subparagraph
2.1;

Section 12.2 (h) the value specified is reduced to $3,329,000.

Section 12.2 (j) is rendered moot by the actions of the JDI board of directors, October 1, 1999 authorizing the sale of the 1,500,000 common shares by JDI that were originally set aside for capital raising by PC's shareholders.

Section 13 (a) is amended by replacing " common shares" with the following:

common and preferred shares

Section 14 the statement if funding of $2,500,000 has not taken place by 2/28/00 is omitted.


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

Section 17 (a) address correction to;
10250 NW 52nd St., Coral Springs, FL 33076


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